UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2014

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ROCAP MARKETING, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-178738	27-3388068
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3283 Windmist Ave., Thousand Oaks, CA 91362

(Address of Principal Executive Office) (Zip Code)

(213) 400-0770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Election of Directors

On August 15, 2014 the Registrant's board of directors elected Chris Adams to serve as a member of the board of directors. Information concerning Mr. Adams follows.

David Christopher Adams. Mr. Adams has been involved in the management of international software and media companies for the past 17 years. He was appointed to the Rocap board to contribute his experience in development of international online entertainment brands. Since early in 2013 Mr. Adams has been employed as CEO and Executive Director of RivusTV Ltd. d/b/a Spondo, where he has been responsible for the business development and capital formation that have contributed to growth of that business. From 2011 to 2012 Mr. Adams was engaged as founder of Beachball Media, which functioned as a social and digital media agency. From 2008 to 2009 Mr. Adams served as a consultant to Glam Media, where he contributed to the development and launch of Glam's video platform. During his tenure at Facebook, from 2006 to 2008, Mr. Adams was a Producer responsible for developing the user-generated content/reality show, "Facebook Diaries.,". From 2003 to 2006, Mr. Adams was employed by Participant Media, a film company, as Chief Visionary Officer and Senior V.P. for Business Development. In the six prior years, Mr. Adams held consulting or senior management positions in the software industry with Lycos, Amazon and Xpherix. Mr. Adams was awarded an MFA in professional writing in 1995 by the University of Southern California and a B.A. with majors in English Literature and Mass Communications in 1989 by the University of Denver.  Mr. Adams is 47 years old.

The Registrant's board of directors has agreed that, for his services, the Registrant will issue 150,000 shares of common stock to Chris Adams, which will vest quarterly over two years of service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 22, 2014

Rocap Marketing, Inc.

By: /s/ Mark Meyers

      Mark Meyers, Chief Executive Officer

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